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First MetLife Investors Insurance Company
200 Park Avenue
New York, NY 10166

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

December 21, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re:  Pre-Effective Amendment No. 1
     First MetLife Investors Insurance Company
     First MetLife Investors Variable Annuity Account One
     Registration Statement on Form N-4 (File Nos. 333-169687/811-08306)

Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, First MetLife Investors Insurance Company, the depositor, on behalf of itself and First MetLife Investors Variable Annuity Account One, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on December 21, 2010, or as soon thereafter as is reasonably practicable.

   FIRST METLIFE INVESTORS INSURANCE COMPANY
   (Depositor)

   FIRST METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT ONE
   (Registrant)

   By:    /s/ Gregory E. Illson
        -------------------------
          Gregory E. Illson
          Vice President

   METLIFE INVESTORS DISTRIBUTION COMPANY
   (Principal Underwriter)

          By:       /s/ Paul M. Kos
                  -------------------------
                    Paul M. Kos
                    Vice President